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On May 2, 2016, Cimpress N.V. posted the following questions and answers on its investor relations web site ir.cimpress.com explaining a proposal outlined in the preliminary proxy statement for Cimpress’ extraordinary general meeting of shareholders on May 27, 2016, which was filed with the Securities and Exchange Commission on April 18, 2016.

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Additional Investor Questions re: Cimpress’ New Compensation Program

Cimpress note: We filed a preliminary proxy statement on April 18, 2016 regarding a new equity plan. On the third page of the letter to shareholders filed with the proxy statement, we asked shareholders to send us questions, which are included below followed by our answers. When the questions received were materially the same as those which we discussed in the Q&A section of the letter to shareholders filed with the proxy statement, we have not included those questions here. In a few instances below we made minor edits to the questions for brevity or when other companies were mentioned but we believe the questions capture the intended meaning of the shareholders who asked them. These questions and answers should be read together with the preliminary proxy statement that Cimpress N.V. filed with the U.S. Securities and Exchange Commission on April 18, 2016.

Glossary of key terms:
All terms and abbreviations are defined in detail in our preliminary proxy statement. Here are some of the more widely used abbreviations in this document:

•
IVPS - intrinsic value per share, Cimpress' uppermost financial objective, defined as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share.

•	LTI - long-term incentive

•	PSU - performance share unit

•	RSU - restricted share unit

•	PPSO - premium-priced share option

•	3YMA - three-year moving average

•	CAGR - compounded annual growth rate

Questions about Plan Design and Performance Share Unit (PSU) Measurement

1)	This plan seems very complicated. Why didn’t you choose something simpler? What were the other designs you considered?

a.
The program design, particularly how the PSU awards work, takes some time to fully digest. However, we do not view it as overly complicated. We believe that this program is simpler than other alternatives that we considered to drive alignment with IVPS and also uses a performance metric that is easily understood and readily available. We believe that the plan is the best choice for our company for the reasons described in our proxy statement.

b.	Regarding the performance measure:

i.
IVPS is a forward-looking measure that requires estimates of future cash flows. For all but the most stable businesses, this involves significant judgment. Even as we reaffirm IVPS as our uppermost financial objective, we also strongly believe that it would not be appropriate for our incentive program to be based upon forward-looking estimates of IVPS value (which are necessarily based on subjective inputs) that we ourselves would need to predict.

ii.
We also considered a program design using other return-on-capital concepts such as economic profit (such as the Economic Value Added® approach, a registered trademark of Stern Value Management) but we deemed these to be more complicated, to require complex systems for tracking investments, to involve significant judgment, and not to be transparent to the participant.

iii.
3YMA is not only easily tracked and measured (i.e. much simpler), but we believe that the change to the 3YMA over a 6 to 10 year period, combined with our intention to grant PSU awards to team members in annual waves that build up over time, provides an objective, market-based estimate of the value creation or destruction over time.

c.
We recognize that the variable length of time used to measure performance (6 to 10 years) does add complexity; however we believe that the benefits of this extended performance window outweigh the disadvantages. We want to encourage balanced thinking by our team members about what’s truly right for the long term. We intend to incentivize team members to achieve strong, sustained performance over many years.

2)	What has been the Cimpress employee reaction to this new program design? Do they see it as something that will motivate them to perform and retain them over the long term?

a.
We’ve just begun to educate team members about the new program design. The early feedback gathered via an anonymous survey is that team members see the new program as highly aligned to Cimpress’ long-term objective to maximize IVPS, and on average, team members understand the program design and are motivated by it.

b.
Combined with this positive feedback after what was only the first descriptive presentation, we believe that with continued communication we can achieve a very high level of understanding and motivation. We have a full communication and change management plan in place for all potential recipients of awards under the plan assuming that our shareholders approve the 2016 Performance Equity Plan at the May 27, 2016 Extraordinary General Meeting.

c.
We do believe that some employees will not find this long-term, performance-based focus to be motivating and that, as a result, we risk departures of those employees. However, the risk of such departures is outweighed by the benefit of a strong company culture that is resolutely focused on long-term valuation.

Note from Cimpress: We received a couple questions about dilution and the selected performance thresholds. The following are some of the concerns shareholders expressed:

3)
How did the company determine and get comfortable with the aggregate level of stock issuance under the LTI plan (11.5 million shares, which represents approximately 37% of the company)? It seems like a big request to take 37% of the company out of shareholders’ hands.

4)
By our calculation, 11% compounded stock price appreciation could require issuing 800,000 shares per year, or nearly 3% annual dilution. This seems high. The manifest tailwinds behind the online printing business make us wonder whether 11% stock appreciation is an appropriate bar.

Our response:

a.
This was partially answered in the body of the letter from the compensation committee in the proxy statement as well as question #1 of the Q&A attached to the letter; however, we offer some additional thoughts below.

b.
We became comfortable with this level of possible dilution by thinking carefully about what structure would be most effective in providing incentives for post-dilution per-share value creation over the long term that will help attract and retain top talent and build a culture focused on long-term value creation. The counterparts to the high possible dilution (relative to both our current LTI plan and to prevailing market practices) are a much longer performance horizon, a much higher likelihood of zero share issuance on the downside, and a direct relationship to shareholder value growth post dilution.

Additional thoughts on dilution levels:

a.
The letter from the compensation committee in our preliminary proxy statement includes a table that shows the potential average annual dilution at various post-dilution performance levels as well as different hypothetical team member participation rates. At an 11% 3YMA performance CAGR, the average annual dilution range would be 0.9% at the minimum participation thresholds to 2.6% for maximum participation. This does not incorporate the reduction to dilution that would occur should we follow past practice and issue shares net of withholding tax obligations. In addition, for every percentage point that team members choose above the minimum, the company expends less cash.

b.
Let’s put some approximate numbers against this for illustration. If we issue shares net of taxes to team members, the maximum dilution would be reduced by approximately 30% so now we are down to 1.82%. Then, at the maximum PSU participation for FY2017 we would grant approximately $27 million less of cash awards (with a requisite four-year vesting period) as compared to the minimum PSU participation. There may be some minimal incremental taxes on those savings but given we would ultimately get larger tax deductions for PSUs if they pay out, let’s leave that complexity aside. These cash savings would provide additional capital to maximize IVPS whether that is organic or inorganic investments that we believe can earn above our cost of capital or share repurchases. If we repurchased shares over the vesting period at Friday’s closing price of $87.87, that would reduce the dilution by approximately 1.0% so now we are at 0.82%. To be sure, we view share buybacks as a capital allocation choice separate from dilution from equity awards. If you would like to model this with your own assumptions, we assume the cash savings at maximum PSU participation will increase in the high single digits annually due to inflation and new hires.

c.
The net of the above is that we expect the ultimate dilution at all levels of CAGR for this plan to be substantially less than maximum indicated in the proxy statement for the aforementioned reasons but also the practical reality that it is highly unlikely that all or most of our large group of eligible employees will all choose the maximum given personal circumstances and biases.

d.
Lastly, for all 11.5 million shares to be issued, the 3YMA would be more than $600 per share post dilution from the PSUs at the start of the 13th year after the initial grant of PSUs using a baseline 3YMA for the FY2017 PSU grant of $68.89 (the midpoint of the hypothetical 3YMA numbers used in the table on page 17 of our preliminary proxy statement).

Additional thoughts about the performance threshold:

a.
We use 11% as the baseline for payout in years 6 through 9 as we believe it reflects our cost of equity. Additionally, dilution is self-regulating since the dilution from shares is incorporated into the denominator of the 3YMA CAGR.

b.
Notwithstanding any tailwinds behind our business, we believe 11% annual growth in our IVPS (inclusive of dilution from PSUs) would be solid performance in light of expected economic growth in the global economy, as well as in either of the US or Europe individually, and warrants the indicated dilution levels.

c.
Another factor to consider is that it will take 6 years (unless there is an earlier change in control) before team members receive their first potential payout on the first grant of PSUs. At that time, there could be as many as another 5 PSU grants that have yet to pay out. This will be a rolling situation for long-term team members that will constantly incent behavior to continue to drive the business forward as fast as possible.

5)
Why are the multipliers to the number of PSUs subject to the award so high at higher CAGRs? We understand the rationale behind higher multipliers for better performance, but they seem too high when you run the numbers. For example, assuming an employee is granted $250,000 worth of PSUs today and the stock compounds at 20%, the employee would be given shares worth over $2.5 million in 6-10 years!

a.
Correct. The maximum payout is 10x the value of the original grant. We like that the plan will provide very high compensation to employees if they drive performance that leads to 20% 3YMA CAGR (post-dilution) over a 6 to 10 year period. In the maximum case, long-term shareholders would also be rewarded handsomely and retain the vast majority of value created by the company.

b.	But we also like that there is the potential of zero payout until year 10 if 3YMA CAGR is below 11%, and no payout ever if 10-year 3YMA CAGR is below 7%.

Note from Cimpress: We received a few questions about the appropriateness of a 3YMA CAGR in light of the fact that, at the current time, it is significantly lower than the day-to-day share price. The following are some of the concerns shareholders expressed:

6)	Would it be possible to replace the three-year moving average as a starting point with the current share price?

7)
The current stock price is much higher than the current 3YMA because of lower stock prices in 2014. As a result, you only need to grow the stock ~6% CAGR from today’s price to see a payout on a grant this year. Shouldn’t you use a two-year moving average to eliminate this effect?

8)
If the range you gave last year of your steady state free cash flow is close to correct, the current IVPS far exceeds the current stock price. If for argument’s sake the IVPS is $130 today, and the 3YMA reaches that level in 2022, the chart on page 17 of the proxy statement shows this plan would pay out even if no new value is created in the next 6 years. Wouldn’t a fairer starting price be the current price?

Our response:

a.	We looked at shorter moving averages, including one- and two-year periods. We believe that this does not remove enough volatility (up or down) when looked at over a long period of time.

b.
We expect that at the time of annual grants (over the 7 years we anticipate granting from this program) sometimes the 3YMA will be above the daily share price, sometimes below, and that both the entry and exit measurement points are 3YMA. The fact that there will be annual grants with different dynamics incents management to continue to build on the value of the business over a longer period of time - not just to seek to optimize a payout on one grant, but to seek to optimize the payouts on multiple years of grants.

c.
We expect that Cimpress team members here at the beginning and the end of the six-year period from 2016 to 2022 will typically receive annual grants, thus at the 6th year post initial grant, they could still have 5/6 (83%) of their PSU value dependent on future 3YMA CAGRs.

d.
Even in relatively unusual circumstances such as this year where the 3YMA is substantially below the daily share price, the PSUs are much more long-term performance based than the prior LTI vehicles (RSUs and PPSOs) which they will replace. For example, an employee granted RSUs or PPSOs today would still be paid very well under a scenario in which our share price continued to rise for the next 3 to 4 years but then declined in years 5 to 10 to a price equal to or below today’s share price. To the contrary, under such a scenario the proposed PSUs would result in no compensation.

9)	Doesn't the three-year moving average compensate management for stock price appreciation that was already compensated for in the previous plan?

a.
No, it does not. Vesting of successive annual grants is intended to overlap, to build a retention incentive over time. But even the longest-vesting vehicles we have granted to date, the 2012 PPSOs, will have vested by more than 80% before the first vesting event of the new plan (i.e.

by July 2017). 100% of prior PPSOs and RSUs would have vested by July 2019, which is still 3 years prior to the very first performance measurement date of the new plan.

10)	Why use 3YMA CAGR instead of a more direct measure of IVPS?

a.
We agree that the CAGR of 3YMA is an imperfect proxy for a CAGR of IVPS. Our compensation committee and executive team spent significant amounts of time seriously discussing if we couldn’t have more direct measurements of IVPS CAGR, such as changes to an annual estimate approved by the supervisory board in function of our steady state cash flow analysis. However, we had serious concerns that such a method would be too subjective, too difficult to track precisely, too complex and too difficult for most employees to understand.

11)
We understand that although employees benefit from a great tailwind since the current share price is significantly higher than the current 3YMA, the future value used to measure performance is also a 3YMA, which is also subject to any potential downward bias. However, why is the company using the actual price paid per share (not the 3YMA) in connection with a change in control? This seems unfair to shareholders as the starting figure has a significant downward bias but the ending figure does not.

a.
Upon a change in control we felt it was appropriate to use the actual price paid per share as that is the best reflection of the value that has been created or destroyed since the grant date. We note that in the likely case in which the buyer paid a premium to the share price prior to their acquisition offer, this new indication of value per share would have an insignificant weighting in the calculation of our 3YMA. Our objective is to have payouts that are reflective of the levels of shareholder value created and we are asking team members to wait up to 10 years before a payout can be achieved. If this time period were cut short by a change in control, we believe the best indication of value at that measurement date is the actual price paid per share.

12)
The Change in Control provisions represent a poison pill that could make Cimpress significantly less attractive to a potential acquirer. Why is Cimpress proposing terms that would be viewed very negatively by and might deter potential acquirers?

a.
Each of our executive officers and certain other senior executives already have executive retention agreements that include full acceleration of unvested awards upon a change in control. This full acceleration clause applies to RSUs, options and PPSOs, i.e. the LTI vehicles that this new program will replace. Under the proposed PSU plan, the change in control provision acceleration for the executive officers drops from 100% (for the current program) to 50% of unvested PSUs (under the new program). So, for these senior-most employees, this acceleration clause is more favorable to a potential acquirer than our executives' previous LTI equity program.

b.
Beyond the more “acquisition friendly” drop from 100% to 50% acceleration that is described in the prior point, the change in control provisions were not designed as a poison pill, and we don’t believe they would act as such. By accelerating 50% and canceling the other 50% of unvested PSUs, we sought to have a balance between (i) incentives for the employees to be excited for a change in control that benefits the shareholders but which ends all future upside potential and (ii) incentives for the employees to stay on after the acquisition.

Note from Cimpress: we received a few questions about why we are not tying team member incentives to return on capital instead of IVPS or a 3YMA, and how we can drive a returns-based culture if the incentive programs are focused around a share price measure:

13)
The proxy statement states that the IVPS committee’s mandate is to develop a culture in which team members understand and embrace a focus on returns-on-capital as the primary financial lens through which they should evaluate potential decisions, and understand the paramount role of capital allocation and returns as the primary driver of IVPS. Why not tie compensation directly to return on capital instead of a derivative of that (i.e. IVPS)? Employees can influence returns on capital and capital allocation, whereas they cannot influence IVPS.

14)
Given your GAAP accounting diverges from economic reality, and the somewhat subjective nature of your IVPS and Steady State Free Cash Flow calculations, we understand why you used the change in 3YMA as the performance criteria - and therefore your stated need to develop a culture focused on return on capital throughout the organization. However since most employees do not understand what they can do every day to maximize the 3YMA stock price, in our experience a compensation plan with vesting targets based on Return On Capital is usually…a key element in creating a culture focused on return on capital. Can you describe your plans to create such a culture when your compensation plan focuses employees on the stock price 3YMA?

15)
Intrinsic value is a complicated and sophisticated concept that takes investors and corporate managers many years to fully appreciate, if ever. Given these challenges, why are you extending this concept so deeply into the organization (i.e., up to 1,700 employees), when a great percentage of them may not fully understand what drives IVPS? Isn’t there a great risk that an employee can misunderstand or simply have different views on what drives IVPS? For example, there are historical examples of executives believing that market share gains create value, while in reality a mindless focus on market share can be counterproductive to creating value and can actually destroy a lot of value.

Our response:

a.
At the highest level, we seek to send a message to our employees to think about growing the value of each share of the company six to ten years into the future and to share in the risk and reward of success. We believe that this message is simple, clear and direct.

b.
We agree that IVPS is a sophisticated topic and as such feel that this market-based (yet long-term and volatility-reduced) PSU program is the best way to simplify (but not over simplify) this message into an objective, externally assessed proxy measurement.

c.
As stated in our preliminary proxy statement, we don’t think 3YMA CAGR is a perfect proxy for IVPS CAGR but we think it’s the least flawed one we considered, including measures of returns on capital, which we deemed to be more complicated, to require significant judgment, to not be transparent to the participant, and in some cases require complex systems for tracking. We agree that misunderstanding what drives IVPS could potentially be harmful to the organization. This is true regardless of the incentive program we put in place.

d.
To address this concern, we have established an IVPS committee consisting of our CEO, CFO, Chief Strategy Officer and members of the supervisory board. The committee’s mandate is to ensure that the company:

i.
Develops a culture in which team members throughout the organization understand and embrace a focus on returns-on-capital as the primary financial lens through which we should evaluate potential decisions, and understand the paramount role of capital allocation and returns as the primary driver of IVPS.

ii.	Develops systems to measure and track investments, to ensure accountability and to learn and improve based on both mistakes and successes in pursuit of highly effective capital allocation.

e.
We do not ask our team members to make operational decisions by complex IVPS analysis, but rather to do so by understanding the concept of cost of capital and making individual investment choices in light of returns-on-capital deployed.

Note from Cimpress: we received a couple questions about the change to move annual cash bonuses at 100% of target into base salary, eliminating this short-term performance incentive:

16)
Might combining annual bonuses into base salaries have counterproductive effects? Wouldn’t employees become complacent, “fat and happy,” and be incentivized to not take action that might put their healthy base compensation at risk?

17)
When I think about the combination of your changes to annual bonus and LTI, it seems like you will have little balance between achievement of short and long-term goals. How will you ensure near-term performance doesn’t slip?

Our response:

a.
We make promotion decisions, change base compensation and vary annual LTI grants based on employee performance, and we regularly terminate employees who do not meet our standards and/or who are not right for our culture. These shorter-term feedback mechanisms on their performance provide a strong incentive to achieve shorter-term goals. We do not believe that the existence or elimination of annual bonuses will change that performance-oriented culture.

b.	We believe the much larger danger is a culture that focuses on short-term financial metrics that can be contrary to building longer-term value.

18)	Approving seven years of grants seems excessive, given the plan’s novel structure. Why not approve two or three years and see how it goes?

a.
Because the performance measurement period is 6 to 10 years post grant, we do not believe that shareholders would have any more information in two to three years than they do today to know whether the program is working as intended, since the first potential payout would still be three to four years away at the earliest.

Questions about LTI Granting Practices

1)	How will you determine the size of individual annual grants for both top management (including Robert Keane, your CEO), and employees further down in the organization?

a.
The preliminary proxy statement includes, as reference, the compensation discussion and analysis (CD&A) as of June 30, 2015 starting on page 22. With the obvious exception of changes described in the proposed plan, the compensation committee plans to follow broadly the same approach to determine LTI grant value.

b.	See our response to question #3 in this section, below, for further details on Robert Keane’s annual grants.

c.
Deeper in the organization, our CEO establishes guidelines for compensation structure and levels in function of role and level. Our CEO reviews these guidelines at least annually with the compensation committee of our supervisory board. During annual budgeting cycles we set, typically by team (each of which team leader then cascades to sub-teams), aggregate budget award amounts. Within these guidelines and aggregate budgets, we instruct managers to differentiate award levels by individual employees based upon individual performance levels, awarding anywhere from no annual grant to a grant well above the average for a given role.

2)
How will the PSUs be divided among top management and the remainder of the 1,700 employees? What will happen to overall compensation at the company? Will junior employees receiving long-term incentives lose a commensurate level of base compensation? How will the value of the PSUs be presented to ordinary employees?

a.	We’ve had multiple questions about the 1,700 LTI eligible team members at Cimpress. Here are some facts:

i.	Cimpress has 7,600 team members.

ii.	1,700 of these team members are eligible for LTI - this eligibility is based on the team member's job level and has been consistent for multiple years.

iii.
Of those team members who are eligible for LTI, managers have discretion to grant LTI awards based upon performance and the team member's role. This year (FY2016), for example, we actually granted LTI (cash or equity) to about 600 team members.

b.	The value of LTI grants varies by level, contribution to the business, and performance against individual goals.

c.
For the FY2016 grant (including an annualized value of the FY2012 PPSOs that represented four years of grants at the executive level), 56% of total LTI grant value was in equity and 44% was in cash LTI.

d.	For the FY2016 grant (including an annualized value of the FY2012 PPSOs which represented four years of grants at the executive level) 35% of the LTI grant value was granted to executive officers.

e.
For FY2017, we would expect that the grant value would grow slightly with team member growth and for market adjustments, but we would likely use the same approach for granting LTI as we did in past years. In other words, the changes outlined in the preliminary proxy statement only impact which type of LTI awards will be granted. The biggest difference from past years will be that team members (except for our CEO) will have a choice above certain minimum thresholds of how much of their LTI will be granted in cash or PSUs. To be clear, team members electing to receive grant value in equity will forego similar grant value in cash.

f.
We expect the FY2017 LTI grant value will be roughly $40 million. We expect the accounting value of this grant will be higher, depending upon the level of employee election, above required levels, to PSUs and the actual share price at the time of grant. Additionally, similar to the premium-priced share options granted to our CEO in 2012 which included an exercisability threshold, the accounting rules require that PSUs are expensed on an accelerated profile which will increase share-based compensation expense in the earlier years of their vesting schedule as compared to straight-line expensing, which is used for RSUs today.

g.
We have just begun to communicate the details of the new program to our team members. Our approach is to educate thoroughly as the election between cash retention grants or PSUs will be at the team member’s discretion. See our answer to question #2 in "Questions about Plan Design and PSU Measurement" in this Q&A for details on the team member reaction to the initial announcement.

3)
What is the anticipated distribution of the PSUs to the CEO? In other words, how concentrated is this expected to be at the very top? With 11 million shares, it seems like a lot must be going to the most senior executives.

a.
We do not intend to grant Mr. Keane more than a maximum of 75,000 PSUs per fiscal year through June 2023 (i.e., seven years from June 2016) and any such potential grants will represent the totality of LTI which may be granted to Mr. Keane during that period. We intend to sign, prior to May 15, 2016, a written agreement to this effect between Mr. Keane and the company.

4)
We would like to better understand how employee compensation is determined. How does the company figure out compensation levels and how are they benchmarked versus peers? When thinking about appropriate levels of employee compensation, are LTI bonuses part of the calculation or additive to it (for example, if a certain employee is benchmarked to get $200,000 total compensation, is the LTI grant part of the $200,000 or on top of it?)?

a.	Cimpress generally benchmarks total compensation by level, role and geographic market.

b.
In your example, this means that if total compensation is benchmarked at $200,000, the LTI grant value would be included in that number. Any upside or downside to that initial grant value based upon Company performance would not be factored into the initial grant value.

c.
As noted in the answer to question #1 in this section the preliminary proxy statement includes, as reference, the compensation discussion and analysis (CD&A) as of June 30, 2015 starting on page 22. With the obvious exception of changes described in the proposed plan, the compensation committee plans to follow broadly the same approach to determine LTI grant value, including benchmarking versus peers.

5)
How will total compensation compare under the new plan vs. the old plan? For example, if under the old plan an employee got $150k base + $150k bonus + $150k long-term incentives, what would their total compensation look like under the new plan? $300k base + long-term incentive (cash + PSUs) = what?

a.	The $150,000 LTI would not change under this plan.

b.	Assuming 100% of the $150,000 LTI is taken as PSUs the number of PSUs granted would be $150,000 divided by the 3YMA.

6)	At what level of 3YMA CAGR performance would Robert Keane’s compensation under this new program deliver similar value relative to his compensation under the last program?

a.
A simple answer is that for 9% 3YMA CAGR, PSUs would have approximately equal value to the RSUs we previously granted in terms of the ultimate payout, although any actual issuance of shares happens over a longer period of time (except possibly for a change in control). However, although RSUs have been our most prevalent LTI equity tool for many years, including often for Robert, in his latest grant (in 2012) Robert didn't receive RSUs but rather was granted PPSOs which represented 4 years of Robert’s LTI grants. While the compensation committee has not yet set individual values for the proposed PSUs (other than the limitations for Robert Keane described in question #3 above) it is reasonable to conclude that the values for Robert (and other executives) will be determined similarly to how there were determined in 2012. In addition, the performance nature and the length of time prior to issuance of the proposed PSUs make a comparison to any prior plans less meaningful.

7)	If employees choose to maximize the use of PSUs, will cash compensation be lower? If so, by how much?

a.
Yes. We expect the initial LTI grant value will be similar for team members all else being equal. If the team member maximizes the use of PSUs, the portion of their LTI that would have in the past been granted as a cash award would be zero, and therefore no cash will be paid.

b.
Under the prior program, Cimpress ordinary shares were not used broadly in the organization, but cash LTI was. Though we do not know what team member elections are at this time and therefore can't give an estimate just yet, we would expect that more value will be granted in PSUs and less in cash compared to the prior program. In an earlier answer we said that we expect the FY2017 LTI grant value will be roughly $40 million. As part of that, we also said that we expect the value of cash LTI grants for FY2017 at minimum PSU participation levels will be approximately $27 million. That should provide an approximate upper range of how much cash compensation could be lower over the vesting period for the first grant under the proposed plan if employees choose to maximize the use of PSUs.

8)
Why are you tying 1,700 employees’ compensation to IVPS when many of these employees have no capacity to directly influence IVPS? This seems unfair to these employees. Shouldn’t employees’ compensation be tied to something they can more directly influence?

a.
We respectfully disagree. We believe that the new program is more aligned to the results we want our team members to influence, not less. We believe all team members, including the 1,700 who are currently eligible to receive LTI and the subset of these team members who actually receive it, can directly impact IVPS (please see answer to question #2 in this section of the Q&A for more details about our granting practices). One of the cultural aspects we hope to instill throughout the entire organization is that by doing a more efficient and effective job everyday each team member can positively impact IVPS. This could be as simple as turning off the light when you are the last person to leave the room. We believe the cumulative effect of our team members behaving this way can have a significant and lasting positive impact on IVPS.

b.
Though we are extending the concept of PSUs deeper into the organization than we previously extended restricted share units or premium-priced share options, the concept of LTI is not new to this group. There was a broad-based cash LTI program in our prior compensation program that was tied to the company meeting profit targets over a four-year period.

c.
The value of LTI grants varies by level and impact within the organization. In this way, more of the total compensation for team members with a more limited ability to enhance company value is base salary. As we get to higher levels within the organization, it is more likely that a higher percentage of total compensation will be at risk in PSUs particularly given the required minimum elections.

Technical Questions

1)
Which current compensation plan(s), if any, will the new LTI plan (the 2016 Performance Equity Plan) replace? Will the old plan(s) be canceled? If the old plan(s) are not being canceled, can you explain why?

a.	The 2016 Performance Equity Plan is intended to cover the entire company for the next 7 years for the vast majority of situations.

b.	For each of our current executive officers, the new LTI plan will replace the prior plan fully and we will not grant from prior plans to these current executive officers.

c.	For other employees, the Equity Plan will largely replace the LTI plan and vehicles we’ve used in the past.

d.
However, we are not canceling the old plan in order to provide the flexibility to use it, if necessary, in exceptional circumstances (but not for our current executive officers). We can imagine exceptional scenarios where it might make sense to use more traditional forms of LTI that the 2016 Performance Plan will not permit. For example, we may occasionally grant special LTI awards under our existing 2011 Equity Incentive Plan in acquisitions, for a critical new hire, or for special projects.

2)
In the plan summary section, your proxy statement says, “Subject to adjustment in the event of stock splits, stock dividends and other similar events, the maximum number of ordinary shares with respect which to we may grant awards to any participant (including the members of the Management Board and the members of the Supervisory Board) under the Equity Plan is 3,000,000 per fiscal year.” Does this mean Cimpress can’t issue more than 3 million PSUs to any participant, or does it mean that a PSU grant cannot settle into more than 3 million shares in the event of a Performance Dependent Issuance?

a.
It means that no PSU grants to an individual within one fiscal year can result in the issuance of more than 3 million shares in the event of any future Performance Dependent Issuance. Given that PSUs can (under maximum performance scenarios) possibly result in as much as 2.5x issued equity, this means that the that the maximum number of PSUs that can be granted to any person within a fiscal year is 1.2 million PSUs (calculated as 3 million divided by 2.5).

b.	As with our current plan, we are required to set a maximum numbers of ordinary shares that can be granted to any participant each fiscal year because of IRS 162(m) requirements.

c.
The Equity Plan has a high limit to provide flexibility for unforeseen situations over the long life of the Equity Plan. We currently do not anticipate granting anywhere near 1.2 million PSUs to any one person in any given year. For instance, as noted above the company may not issue more than 75,000 PSUs to Robert Keane in any given fiscal year through FY 2023.

3)
In the event of a change in control you say:  “Upon such a change in control, the sum of (i) 100% of the percentage of the PSUs that have satisfied the applicable service-based vesting conditions and (ii) 50% of the percentage of the then outstanding PSUs that have not satisfied the applicable service-based vesting conditions will be settled for the number of Cimpress ordinary shares determined per the tables in the Equity Plan setting forth the performance-based multipliers to the number of PSUs in each award as described above.”  Can you define “outstanding”? Specifically, does accelerated vesting apply only to previously granted PSUs?

a.	Accelerated vesting applies to 50% of the previously granted but unvested PSUs of team members who are still Cimpress employees at the time of the change in control.

b.	Accelerated vesting applies only to PSUs granted prior to the change in control.

Other Questions

1)
I trust the current management and board, but things sometimes change. I lived through companies repricing options during the 2008 recession because they were out of the money when the markets declined. Would you ever change the PSU program and trigger dilution in unforeseen/unusual circumstances?

a.
No. The terms of the equity plan for which we are seeking approval do not allow us to change the pricing or performance triggers for any PSUs that have already been granted, and do not permit us to use any shares authorized under the plan for any award other than PSUs that comply with the performance measurements and other attributes described in the proxy statement. Any such change to this 2016 Performance Equity Plan would require shareholder approval.

b.
One reason we have a 6 to 10 year performance measurement period is to guard against macro market forces that may occur from time to time. If this type of thing were to occur in year 6 of a grant, we would still need to meet the 3YMA CAGR targets but we would have a chance to achieve it over subsequent years.

2)
How will Cimpress defend against the seductive nature of cheap debt? Its use, together with a low tax rate (which you also enjoy), can make acquisitions look more attractive-from both inside the board room and to Wall Street. However, excessive debt use is exactly what brought [another company] to its knees.  [The other company’s board] instituted lengthy holding periods designed to discourage [other company’s CEO] from thinking about short term results, but it wasn’t enough. …incentives are…powerful. Guarding against their unforeseen (or unknowable) defects is paramount. You can’t ask creditors to do it for you with debt covenants or the like. This has to be governed from within.

a.	We strongly agree that we need to govern this from within. The board, our CEO and our CFO are actively involved in building such a culture and appropriate governance policies to avoid such issues.

b.
The use of the 3YMA in combination with a forward-rolling six to ten year performance measurement period is designed to discourage short-term actions that could temporarily increase the stock price. Especially in comparison to the program that this will replace, our executives and team members stand to gain more through sustained (rolling 6 to 10 year future) value creation than they could ever effect via short-term tactics such as excessive debt leverage.

c.
Members of management and the supervisory board (and affiliates) own more than 25% of the company. This group has a very long-term focus to maximize IVPS and intend to remain shareholders for the foreseeable future. This group is very aware of the perils of excessive debt use as well as the opportunity cost of not using any debt. We believe it is highly unlikely that excessive levels of debt will become an issue for Cimpress.

d.
We note as well that trusts of our CEO and his immediate family own approximately 5% of our company (about 10% including unvested options) and that our supervisory board includes our largest shareholder, leading to an alignment of an ownership mentality with our long-term shareholders.

3)	Isn’t it a significant conflict of interest for the Supervisory Board to recommend a compensation plan that will benefit members of the Supervisory Board?

a.
We want the plan to provide the flexibility to use PSUs for Supervisory Board compensation in the future. Please note, however, that we are not requesting shareholder approval of Supervisory Board compensation at this time. We expect that we may do so at our annual general meeting in November 2016.

b.
Because we are a Dutch company, our shareholders must approve all elements of our supervisory board member compensation, including any PSU grants that they may receive. This is a much more direct vote on board compensation than available for the vast majority of companies quoted on the Nasdaq stock market and other American stock exchanges.

c.
Moreover, for companies that are publicly traded in the United States, it is the role of the compensation committee to set compensation programs that are designed to attract and retain top talent. Many board members of such companies have equity positions in the companies they govern - in fact, in the United States it is typically considered a good practice to encourage board members to retain a level of share ownership to help ensure alignment with outside shareholder interests. We are confident that this PSU program is much more performance-based than typical time-based equity grants, and also has a longer measurement period than average.

d.
Additionally, the fact that our largest shareholder is on our supervisory board and is the chair of our compensation committee sends a strong message within the company that team members win when long-term shareholders win.

e.	The long-term aspect of this plan also helps align our interests with driving sustainable customer value, which might otherwise be ignored if we were only striving for short-term shareholder returns.

Important Additional Information And Where To Find It
Cimpress, members of its supervisory board, and some of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Cimpress’ shareholders in connection with the matters to be considered at Cimpress’ Extraordinary General Meeting of Shareholders to be held on May 27, 2016. On April 18, 2016, Cimpress filed a preliminary Proxy Statement and accompanying preliminary proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from Cimpress’ shareholders in connection with the matters to be considered at the Extraordinary General Meeting of Shareholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such preliminary Proxy Statement.

Shareholders are strongly encouraged to read carefully and in their entirety the preliminary proxy statement, the definitive proxy statement, and accompanying proxy card, as well as the other documents Cimpress files with the SEC when they become available, as these documents contain or will contain important information. Shareholders may obtain such proxy statements, any amendments or supplements to such proxy statements, the accompanying proxy card, and any other documents filed by Cimpress with the SEC for no charge at the SEC’s website at www.sec.gov, at the Investor Relations section of Cimpress’ corporate website at www.cimpress.com, by writing to Investor Relations, Cimpress, 275 Wyman Street, Waltham, MA 02451, or by calling Cimpress’ Investor Relations at (781) 652-6480.